Exhibit (d)(1)(i)

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

VOYA SEPARATE PORTFOLIOS TRUST

and

VOYA INVESTMENTS, LLC

Series	Annual Management Fee
(as a percentage of average daily net
assets)
Voya Investment Grade Credit	0.50% on all assets
Fund

0.60% on the first $1.5 billion;
Voya Securitized Credit Fund	0.57% on the next $500 million; and
0.55% thereafter

Voya VACS Series EMCD Fund
(formerly, Voya Emerging Markets	0.00% on all assets
Corporate Debt Fund)

Voya VACS Series EMHCD Fund	0.00% on all assets

Voya VACS Series SC Fund	0.00% on all assets

A-1